FORM 4

[  ] Check box if no                       ------------------------------------
     longer subject to                                 OMB APPROVAL
     Section 16. Form 4 or                 ------------------------------------
     Form 5 obligations may                 OMB Number                3235-0287
     continue. See Instruction 1(b)         Expires:          December 31, 2001
                                            Estimated average burden
                                            hours per response .............0.5
                                           ------------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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 1. Name and Address of Reporting Person*

      Apple,                         Robert                           F.
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     (Last)                          (First)                     (Middle)

      InKine Pharmaceutical Company, Inc.
      Sentry Park West
      1787 Walton Road
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                                    (Street)

     Blue Bell,                       PA                           19422
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     (City)                         (State)                       (Zip)


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 2. Issuer Name and Ticker or Trading Symbol

    InKine Pharmaceutical Company, Inc. (INKP)
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 3. IRS or Social Security Number
    of Reporting Person (Voluntary)
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 4. Statement for Month/Year           |  5. If Amendment, Date of
                                       |     Original (Month/Year)
    10/2000                            |
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 6. Relationship of Reporting Person to Issuer (Check all applicable)

        [ ]  Director                     [ ]  10% Owner

        [X]  Officer                      [ ]  Other (specify below)
                 (give title below)
        Senior Vice President, Chief Financial Officer
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7. Individual or Joint/Group Reporting
          (Check applicable line)

   [X] Form Filed by One Reporting Person
   [ ] Form Filed by More than One Reporting Person

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TABLE I - Non-Derivative Securities Acquired, Disposed of,
          or Beneficially Owned
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
-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security              |  2. Transaction Date      | 3. Transaction Code     | 4. Securities Acquired (A) or Disposed
   (Instr. 3)                     |     (Month/Day/Year)      |    (Instr. 8)           |    of (D) (Instr. 3, 4 & 5)
                                  |                           |                         |
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                                  |                           |                         |      Amount    |   (A) or|     Price
                                  |                           |                         |                |   (D)   |
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Common Stock                      |       10/05/00            |         S               |      4,000     |    D    |     $9.50
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Common Stock(FN1)                 |       10/13/00            |         M               |      4,000     |    A    |     (FN 1)
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Common Stock                      |       10/25/00            |         M               |     30,000     |    A    |    $0.938
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Common Stock                      |       10/26/00            |         S               |     20,000     |    D    |     $9.25
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Common Stock                      |       10/27/00            |         M               |      2,500     |    A    |    $0.938
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Common Stock                      |       10/27/00            |         M               |     25,000     |    A    |    $1.00
-----------------------------------------------------------------------------------------------------------------------------------


===================================================================================================================================
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1. Title of Security              | 5. Amount of Securities   | 6. Ownership Form:      | 7. Nature of Indirect Beneficial
   (Instr. 3)                     |    Beneficially Owned at  |    Direct (D) or        |    Ownership (Instr. 4)
                                  |    End of Month           |    Indirect (I)         |
                                  |    (Instr. 3 & 4)         |    (Instr. 4)           |
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Common Stock                      |                           |    D                    |
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Common Stock                      |                           |    D                    |
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Common Stock                      |                           |    D                    |
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Common Stock                      |                           |    D                    |
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Common Stock                      |                           |    D                    |
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Common Stock                      |       61,000              |    D                    |
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                                                                                                                        (over)
                                                                                                                 SEC2270(7-96)

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).


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TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
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
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1. Title of Derivative Security  |  2. Conversion or         | 3. Transaction Date     | 4. Transaction | 5. Number of Derivative
   (Instr. 3)                    |     Exercise Price of     |    (Month/Day/Year)     |    Code (Instr.|    Securities Acquired
                                 |     Derivative Security   |                         |    8)          |    (A) or Disposed of
                                 |                           |                         |                |    (D) (Instr. 3, 4 & 5)
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                                 |                           |                         |                |     (A)     |    (D)
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Right to Receive Stock Grant     |                           |                         |                |             |
(Subject to performance goals)   |                           |                         |                |             |
(FN1)&(FN2)                      |        N/A                |    10/13/00             |        M       |             |    4,000
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Stock Option (Right to buy)      |                           |                         |                |             |
(FN2)                            |      $0.938               |    10/25/00             |        M       |             |   30,000
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Stock Option (Right to buy)      |                           |                         |                |             |
(FN2)                            |      $0.938               |    10/27/00             |        M       |             |    2,500
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Stock Option (Right to buy)      |                           |                         |                |             |
(FN2)                            |      $1.00                |    10/27/00             |        M       |             |   25,000
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  | 6. Date Exercisable and      | 7. Title and Amount of Underlying    | 8. Price of  Derivative
   (Instr. 3)                    |    Expiration Date           |    Securities (Instr. 3 & 4)         |    Security (Instr. 5)
                                 |    (Month/Day/Year)          |                                      |
                                 |                              |                                      |
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                                 | Date          | Expiration   |     Title      |   Amount or Number  |
                                 | Exercisable   | Date         |                |   of Shares         |
                                 |               |              |                |                     |
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Right to Receive Stock Grant     |               |              |                |                     |
(Subject to performance goals)   |               |              |    Common      |      4,000          |
(FN1)&(FN2)                      |   (FN1)       |   10/13/09   |     Stock      |                     |
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Stock Option (Right to buy)      |               |              |    Common      |                     |
(FN2)                            |  Presently    |   10/01/08   |     Stock      |     30,000          |
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Stock Option (Right to buy)      |               |              |    Common      |                     |
(FN2)                            |  Presently    |   10/01/08   |     Stock      |      2,500          |
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Stock Option (Right to buy)      |               |              |    Common      |                     |
(FN2)                            |  Presently    |   01/29/08   |     Stock      |     25,000          |
===================================================================================================================================

----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  | 9. Number of Derivative      | 10. Ownership Form of Derivative     | 11. Nature of Indirect
   (Instr. 3)                    |    Securities Beneficially   |     Security: Direct (D) or          |     Beneficial Ownership
                                 |    Owned at End of Month     |     Indirect (I) (Instr. 4)          |     (Instr. 4)
                                 |    (Instr. 4)                |                                      |
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Right to Receive Stock Grant     |                              |                                      |
(Subject to performance goals)   |                              |                                      |
(FN1)&(FN2)                      |       4,000                  |       D                              |
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Stock Option (Right to buy)      |                              |                                      |
(FN2)                            |       See Line Below         |       D                              |
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Stock Option (Right to buy)      |                              |                                      |
(FN2)                            |       32,500                 |       D                              |
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Stock Option (Right to buy)      |                              |                                      |
(FN2)                            |       25,000                 |       D                              |
==================================================================================================================================

Explanation of Responses:

     (FN1)The Issuer originally granted the Reporting Person the right to receive these shares on October 14, 1999, pursuant to Issuer's 1999 Equity Compensation Plan. The Reporting Person reported the original grant of this right as a derivative security on the Reporting Person's Form 5 for the fiscal year ended June 30, 2000. The vesting of these shares was subject to the Reporting Person remaining an employee of the Issuer during the vesting period. For purposes of Section 16, following the expiration of the vesting period, this derivative security is deemed to be converted into shares of Common Stock of the Issuer on the Transaction Date.

     (FN2) Pursuant to Section 16 rules, when a right to receive stock (i.e., a "derivative security") vests and when an insider exercises an option to purchase common stock (i.e., a "derivative security"), the Reporting Person must disclose that the derivative security ceases to exist (i.e., is "disposed of") and that the Reporting Person has acquired the common stock underlying the derivative security. Section 16 Rules require such disclosure since once the Reporting Person acquires the shares of common stock which it has the right to acquire by virtue of the derivative security, the derivative security no longer exists (i.e.: the Reporting Person cannot exercise this right again and receive additional stock). Thus, the disposition of the derivative securities listed on this Table II represent the identical shares which are listed on Table I as shares acquired under the transaction code "M." (i.e., the Reporting person no longer has the right to receive such shares since the Report Person has received such shares).

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

  /s/ Robert F. Apple                                       November 10, 2000
------------------------------------                       -------------------
    **Signature of Reporting Person                                 Date
      Robert F. Apple

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

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                                                                SEC 2270 (7/96)